-----------------------------
                                          OMB APPROVAL
                                          -----------------------------
                                          OMB Number:        3235-0145
                                          Expires:    October 31, 2002
                                          Estimated average burden
                                          Hours per response . . . .14.90
                                          -----------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (AMENDMENT NO. 1)

                              Thor Industries, Inc.
                                (Name of Issuer)

                          Common Stock, Par Value $0.10
                         (Title of Class of Securities)

                                    885160101
                                 (CUSIP Number)








     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.   885160101             13G               PAGE      2    OF     15

1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Summit Investors III, L.P.

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) / / (b) /X/

3         SEC USE ONLY

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware limited partnership

                                5       SOLE VOTING POWER

                                                  0 shares

          NUMBER OF             6       SHARED VOTING POWER
           SHARES
        BENEFICIALLY                        20,000 shares
          OWNED BY
            EACH
          REPORTING             7       SOLE DISPOSITIVE POWER
           PERSON
             WITH                                  0 shares

                                8       SHARED DISPOSITIVE POWER

                                             20,000 shares

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     20,000 shares

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                   / /

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.17%
12        TYPE OF REPORTING PERSON *

                                       PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  885160101               13G               PAGE      3    OF     15

1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Summit Ventures V, L.P.

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                            (a) / / (b) / X/

3         SEC USE ONLY

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware limited partnership

                                5       SOLE VOTING POWER

                                                  0 shares

          NUMBER OF             6       SHARED VOTING POWER
           SHARES
         BENEFICIALLY                         20,000 shares
          OWNED BY
            EACH
          REPORTING             7       SOLE DISPOSITIVE POWER
           PERSON
             WITH                                   0 shares

                                8       SHARED DISPOSITIVE POWER

                                                20,000 shares

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     20,000 shares

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                   / /

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.17%

12        TYPE OF REPORTING PERSON *

                                       PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  885160101              13G               PAGE      4    OF     15

1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Summit V Companion Fund, L.P.

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                    (a) / / (b) / X/

3         SEC USE ONLY

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware limited partnership

                                5       SOLE VOTING POWER

                                                  0 shares

          NUMBER OF             6       SHARED VOTING POWER
           SHARES
        BENEFICIALLY                          20,000 shares
          OWNED BY
            EACH
          REPORTING             7       SOLE DISPOSITIVE POWER
           PERSON
             WITH                                  0 shares

                                8       SHARED DISPOSITIVE POWER

                                               20,000 shares

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     20,000 shares

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                               / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.17%

12   TYPE OF REPORTING PERSON *

                                       PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.   885160101               13G               PAGE      5    OF     15

1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Summit V Advisors Fund (QP), L.P.

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                   (a) / / (b) / X/

3         SEC USE ONLY

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Massachusetts general partnership

                                5       SOLE VOTING POWER

                                                  0 shares

          NUMBER OF             6       SHARED VOTING POWER
           SHARES
        BENEFICIALLY                          20,000 shares
          OWNED BY
            EACH
          REPORTING             7       SOLE DISPOSITIVE POWER
           PERSON
             WITH                                  0 shares

                                8       SHARED DISPOSITIVE POWER

                                              20,000 shares

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     20,000 shares

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                               / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.17%

12   TYPE OF REPORTING PERSON *

                                       PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  885160101                13G               PAGE      6    OF     15

1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Summit V Advisors Fund, L.P.

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                   (a) / / (b) / X/

3         SEC USE ONLY

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware limited partnership

                                5       SOLE VOTING POWER

                                                  0 shares

          NUMBER OF             6       SHARED VOTING POWER
           SHARES
        BENEFICIALLY                          20,000 shares
          OWNED BY
            EACH
         REPORTING              7       SOLE DISPOSITIVE POWER
           PERSON
            WITH                                   0 shares

                                8       SHARED DISPOSITIVE POWER

                                              20,000 shares

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                     20,000 shares
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                           / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.17%

12   TYPE OF REPORTING PERSON *

                                       PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  885160101               13G               PAGE       7     OF    15

1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Summit Partners, LLC

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                    (a) / / (b) / X/

3         SEC USE ONLY

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States

                                5       SOLE VOTING POWER

                                                  0 shares

          NUMBER OF             6       SHARED VOTING POWER
           SHARES
        BENEFICIALLY                          20,000 shares
          OWNED BY
            EACH
          REPORTING             7       SOLE DISPOSITIVE POWER
           PERSON
            WITH                                   0 shares

                                8       SHARED DISPOSITIVE POWER

                                              20,000 shares

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     20,000 shares

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                  / /

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                     0.17%
12        TYPE OF REPORTING PERSON *

                                       OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  885160101             13G               PAGE       8     OF    15

1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Summit Partners V, L.P.

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                (a) / / (b) / X/

3         SEC USE ONLY

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States

                                5       SOLE VOTING POWER

                                                  0 shares

          NUMBER OF             6       SHARED VOTING POWER
           SHARES
         BENEFICIALLY                        20,000 shares
          OWNED BY
             EACH
          REPORTING             7       SOLE DISPOSITIVE POWER
           PERSON
            WITH                                  0 shares

                                8       SHARED DISPOSITIVE POWER

                                             20,000 shares

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     20,000 shares

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                 / /

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.17%
12        TYPE OF REPORTING PERSON *

                                       PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Schedule 13G

Item 1(a).           Name of Issuer: Thor Industries, Inc.

Item 1(b).           Address of Issuer's Principal Executive Offices:
                     419 W. Pike Street,  Jackson Center, Ohio 45334

Item 2(a).           Names of Persons Filing:
                     Summit Investors, III, L.P., Summit Ventures V, L.P., Summit V Companion Fund, L.P.,
                     Summit V Advisors Fund, L.P., Summit V Advisors Fund (QP), L.P., Summit Partners V, L.P. and Summit Partners, LLC.

                     Summit Partners V, L.P. is the general partner of Summit Ventures V, L.P., Summit V Companion Fund, L.P.,
                     Summit V Advisors Fund, L.P. and
                     Summit V Advisors Fund (QP), L.P. Summit Partners, LLC is the general partner of Summit Partners V, L.P.

Item 2(b). Address of Principal Business Office or, if None, Residence: The address of the principal business office of each of the Filing Persons is 600 Atlantic Avenue, Boston, Massachusetts 02210.

Item 2(c).           Citizenship:   Each of Summit Investors, III, L.P.,
                     Summit Ventures V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund, L.P.,
                     Summit V Advisors Fund (QP), L.P. and
                     Summit Partners V, L.P. is a limited partnership organized under the laws of the State of Delaware.
                     Summit Partners, LLC is a limited liability company organized under the laws of the State of Delaware.

Item 2(d).         Title of Class of Securities: Common Stock, $.10 par value.

Item 2(e).           CUSIP Number: 885160101

Item 3.              If this statement is filed pursuant to
                     Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                     Not Applicable.

Item 4.              Ownership.

                     (a)  Amount Beneficially Owned:

                     Each of Summit Investors, III, L.P., Summit Ventures V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund, L.P. Summit V Advisors Fund (QP),L.P., Summit Partners V, L.P. and Summit Partners, LLC (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 20,000 shares of Common Stock as of January 16, 2002. As of January 16, 2002, Summit Investors III, L.P. was the record owner of 653 shares of Common Stock, Summit Ventures V, L.P. was the record owner of 15,122 shares of Common Stock, Summit V Companion Fund, L.P. was the record owner of 2,877 shares of Common Stock, Summit V Advisors Fund, L.P. was the record holder of 316 shares of Common Stock and Summit V Advisors Fund (QP), L.P. was the record holder of 1,032 shares of Common Stock. By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the shares held of record by the other Entities. Hence, each Entity may be deemed to own beneficially 20,000 shares of Common Stock.


                     Each of the Reporting Persons expressly disclaims beneficial ownership of any shares of Common Stock of Thor Industries, Inc. except for those shares of Common Stock which are held of record. As of January 16, 2002, Summit Investors III, L.P. was the record owner of 653 shares of Common Stock, Summit Ventures V, L.P. was the record owner of 15,122 shares of Common Stock, Summit V Companion Fund, L.P. was the record owner of 2,877 shares of Common Stock, Summit V Advisors Fund, L.P. was the record holder of 316 shares of Common Stock and Summit V Advisors Fund (QP), L.P. was the record holder of 1,032 shares of Common Stock.

        (b)  Percent of Class:

        Each of the Reporting Persons may be deemed to own 0.17% of the Common Stock

        The foregoing percentage is calculated based on 14,137,187 shares of Common Stock. This amount was determined by adding the 2,220,727 shares reportedly issued in connection with the merger of Keystone RV Company with and into a subsidiary of Thor Industries, Inc. to the 11,916,460 reported to be outstanding on Thor Industries, Inc.'s Form 10-Q for the fiscal quarter ended October 31, 2001.

        (c)   Number of shares as to which such person has:

        (i)   sole power to vote or to direct the vote:

        0 shares for each reporting person

        (ii)  shared power to vote or to direct the vote:

         Each of the Reporting Persons has the shared power to vote 20,000 shares of Common Stock.

         (iii) sole power to dispose or direct the disposition of:

         0 shares for each reporting person

         (iv)  shared power to dispose or direct the disposition of:

         Each of the Reporting Persons has the shared power to dispose of 20,000 shares of Common Stock.

Item 5.              Ownership of Five Percent or Less of a Class.

                     [ x ] Each of Summit Investors, III, L.P., Summit Ventures V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund, L.P. Summit V Advisors Fund (QP), L.P., Summit Partners V, L.P. and Summit Partners, LLC may be deemed to own beneficially 20,000 shares of Common Stock as of January 16, 2002 based on the 11,916,460 shares of Common Stock reported to be outstanding in a 10-Q filed by Thor Industries, Inc. for the quarterly period ended October 31, 2001.

Item 6.              Ownership of More than Five Percent on Behalf of Another
                     Person.

                     Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

                     Not Applicable.

Item 8.              Identification and Classification of Members of the Group.

                     Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.              Notice of Dissolution of Group.

                     Not Applicable.

Item 10.             Certification.

                     Not Applicable.   This statement on Schedule 13G is not
                     filed pursuant to Rule 13d-1(b).

                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  January 16, 2002




                                       SUMMIT VENTURES V, L.P.


                                       By:      Summit Partners V, L.P.
                                                Its General Partner

                                       By:      Summit Partners, LLC,
                                                Its General Partner


                                       By:/s/ Thomas F. Farb
                                              Member


                                       SUMMIT V COMPANION FUND, L.P.

                                       By:      Summit Partners V, L.P.
                                                Its General Partner

                                       By:      Summit Partners, LLC
                                                Its General Partner

                                       By: /s/ Thomas F. Farb
                                               Member

                                       SUMMIT V ADVISORS FUND, L.P.

                                       By:      Summit Partners V, L.P.
                                                Its General Partner

                                       By:      Summit Partners, LLC
                                                Its General Partner


                                       By: /s/ Thomas F. Farb
                                               Member

                                       SUMMIT ADVISORS FUND (QP), L.P.

                                       By:      Summit Partners V, L.P.
                                                Its General Partner

                                       By:      Summit Partners, LLC
                                                Its General Partner


                                       By: /s/ Thomas F. Farb
                                               Member


                                       SUMMIT INVESTORS III, L.P.


                                       By: /s/ Thomas F. Farb
                                               Authorized Signatory


                                       SUMMIT PARTNERS V, L.P.

                                       By:      Summit Partners, LLC,
                                                Its General Partner


                                       By: /s/ Thomas F. Farb
                                               Authorized Signatory

                                       SUMMIT PARTNERS, LLC


                                       By: /s/ Thomas F. Farb
                                               Authorized Signatory

                               AGREEMENT ---------

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Thor Industries, Inc. This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

EXECUTED this 16th day of January, 2002.



                                      SUMMIT VENTURES V, L.P.

                                      By:      Summit Partners V, L.P.
                                               Its General Partner

                                      By:      Summit Partners, LLC,
                                               Its General Partner


                                      By: /s/ Thomas F. Farb
                                              Member

                                      SUMMIT V COMPANION FUND, L.P.

                                      By:      Summit Partners V, L.P.
                                               Its General Partner

                                      By:       Summit Partners, LLC
                                                Its General Partner

                                      By: /s/ Thomas F. Farb
                                              Member

                                      SUMMIT V ADVISORS FUND, L.P.

                                      By:      Summit Partners V, L.P.
                                               Its General Partner

                                      By:      Summit Partners, LLC
                                               Its General Partner

                                      By: /s/ Thomas F. Farb
                                              Member

                                      SUMMIT ADVISORS FUND (QP), L.P.

                                      By:      Summit Partners V, L.P.
                                               Its General Partner

                                      By:      Summit Partners, LLC
                                               Its General Partner


                                      By: /s/ Thomas F. Farb
                                              Member


                                      SUMMIT INVESTORS III, L.P.

                                      By:     Summit Partners, LLC
                                              Its General Partner


                                      By: /s/ Thomas F. Farb
                                              Authorized Signatory


                                      SUMMIT PARTNERS V, L.P.


                                      By: /s/ Thomas F. Farb
                                              Authorized Signatory


                                      SUMMIT PARTNERS, LLC


                                      By: /s/ Thomas F. Farb
                                              Authorized Signatory